TAUBMAN CENTERS, INC.																				Exhibit 99.1
Debt Summary
As of December 31, 2012
(in millions of dollars, amounts may not add due to rounding)
	MORTGAGE AND OTHER NOTES PAYABLE (a)
	INCLUDING WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 2012
		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
		12/31/2012		12/31/2012	12/31/2012	(b)	Spread	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Consolidated Fixed Rate Debt:
Beverly Center		310.5		310.5	5.28%			6.6	303.8											310.5
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%						140.0									140.0
El Paseo Village		16.7	(c)	16.7	3.87%	(c)		0.4	0.4	15.9										16.7	(l)
Great Lakes Crossing Outlets		126.0		126.0	5.25%			126.0	(k)											126.0
International Plaza		325.0		325.0	4.85%					4.9	5.2	5.4	5.7	6.0	6.3	291.5				325.0
Northlake Mall		215.5		215.5	5.41%						215.5									215.5
Stony Point Fashion Park		101.6		101.6	6.24%			2.1	99.5											101.6
The Gardens on El Paseo		85.3	(d)	85.3	4.52%	(d)		1.1	1.1	1.1	81.9									85.3	(l)
The Mall at Green Hills		108.3	(e)	108.3	4.73%	(e)		108.3												108.3	(l)
The Mall at Partridge Creek		80.2		80.2	6.15%			1.1	1.1	1.2	1.3	1.4	1.4	1.5	71.2					80.2
The Mall at Short Hills		540.0		540.0	5.47%					540.0										540.0
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%					180.0										180.0
Total Consolidated Fixed		2,389.2		2,229.2				245.7	406.0	743.2	443.9	6.8	7.1	7.5	77.5	291.5				2,229.2
Weighted Rate		5.29%		5.29%				5.03%	5.51%	5.42%	5.19%	5.11%	5.11%	5.12%	6.04%	4.85%

Consolidated Floating Rate Debt:
MacArthur Center	95.00%	130.6		124.0	4.99%	(f)		1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8					124.0
TRG $65M Revolving Credit		37.3		37.3	1.61%	(g)	1.40%		37.3											37.3
TRG $650M Revolving Credit Facility:
Dolphin Mall (j)		250.0		250.0	1.96%		1.75%			250.0	(j)									250.0
Fairlane Town Center (j)		60.0		60.0	1.96%		1.75%			60.0	(j)									60.0
Twelve Oaks Mall (j)		85.0		85.0	1.96%		1.75%			85.0	(j)									85.0
Total Consolidated Floating		562.8		556.3				1.3	38.7	396.5	1.6	1.7	1.8	2.0	112.8					556.3
Weighted Rate		2.64%		2.61%				4.99%	1.73%	1.97%	4.99%	4.99%	4.99%	4.99%	4.99%

Total Consolidated		2,952.0		2,785.5				247.0	444.7	1,139.7	445.4	8.5	9.0	9.5	190.3	291.5				2,785.5
Weighted Rate		4.78%		4.76%				5.03%	5.19%	4.22%	5.19%	5.09%	5.09%	5.09%	5.42%	4.85%
Joint Ventures Fixed Rate Debt:
Arizona Mills	50.00%	169.8		84.9	5.76%			1.2	1.3	1.4	1.4	1.5	1.6	1.7	74.7					84.9
The Mall at Millenia	50.00%	350.0		175.0	4.00%						0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9	175.0	(m)
Sunvalley	50.00%	189.3		94.6	4.44%			1.5	1.6	1.6	1.7	1.8	1.9	2.0	2.1	2.2	78.3			94.6
Taubman Land Associates	50.00%	24.0		12.0	3.84%			0.2	0.2	0.2	0.2	0.2	0.3	0.3	0.3	0.3	9.7			12.0
Waterside Shops	50.00%	165.0		86.4	(h) 4.07%	(h)		1.1	1.1	1.1	83.3									86.4	(l)
Westfarms	78.94%	317.9		250.9	4.50%			4.2	4.3	4.5	4.8	5.0	5.2	5.4	5.7	5.9	205.9			250.9
Total Joint Venture Fixed		1,215.9		703.9				8.1	8.5	8.8	91.9	11.6	12.2	12.8	86.3	12.0	297.8	3.9	149.9	703.9
Weighted Rate		4.45%		4.46%				4.60%	4.61%	4.61%	4.13%	4.51%	4.51%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
Fair Oaks	50.00%	275.0		137.5	4.10%	(i)			0.8	2.0	2.2	2.3	130.2							137.5
Total Joint Venture Floating		275.0		137.5					0.8	2.0	2.2	2.3	130.2							137.5
Weighted Rate		4.10%		4.10%					4.10%	4.10%	4.10%	4.10%	4.10%

Total Joint Venture		1,490.9		841.4				8.1	9.3	10.8	94.1	14.0	142.4	12.8	86.3	12.0	297.8	3.9	149.9	841.4
Weighted Rate		4.39%		4.40%				4.60%	4.57%	4.52%	4.13%	4.44%	4.14%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%
TRG Beneficial Interest Totals
Fixed Rate Debt		3,605.0		2,933.1	(c),(d),(e),(h)			253.8	414.5	752.0	535.8	18.4	19.3	20.3	163.8	303.6	297.8	3.9	149.9	2,933.1
		5.01%		5.09%				5.01%	5.50%	5.41%	5.01%	4.73%	4.73%	4.74%	5.79%	4.83%	4.46%	4.00%	4.00%
Floating Rate Debt		837.8		693.8				1.3	39.5	398.5	3.8	4.0	132.0	2.0	112.8					693.8
		3.12%		2.91%				4.99%	1.78%	1.98%	4.48%	4.48%	4.11%	4.99%	4.99%
Total		4,442.9		3,626.9	(c),(d),(e),(h)			255.1	453.9	1,150.5	539.5	22.5	151.4	22.2	276.5	303.6	297.8	3.9	149.9	3,626.9
		4.65%		4.67%				5.01%	5.17%	4.22%	5.00%	4.68%	4.19%	4.76%	5.46%	4.83%	4.46%	4.00%	4.00%

				Average Maturity Fixed Debt				5
				Average Maturity Total Debt				4

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.			(h)
Beneficial interest in debt includes $3.9 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.07% on total beneficial interest in debt.

(b)
Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

								(i)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
(c)					Debt includes $0.2 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.87%.			(j)	TRG revolving credit facility of $650 million, Dolphin, Fairlane, and Twelve Oaks are direct borrowers under this facility. Debt is guaranteed by TRG. A one year extension option is available.

(d)					Debt includes $3.9 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.52%.			(k)	In January 2013, the existing $126 million 5.25% loan on Great Lakes Crossing Outlets was refinanced. The new 10 year, non-recourse, $225 million loan bears interest at a fixed rate of 3.601%.

(e)					Debt includes $2.0 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.89% to an effective rate of 4.73%.			(l)	Principal amortization includes amortization of purchase accounting adjustments.
								(m)
The loan on The Mall at Millenia is interest only for four years and then amortizes principal based on 30 years. The interest only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.

(f)					Debt is swapped to the effective rate indicated until maturity.
(g)					Rate floats daily at LIBOR plus spread. Letters of credit totaling $4.1 million are also outstanding on the facility.